Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-20539, No. 333-66347, No. 333-38346, No. 333-64054, No. 333-72466, No. 333-100309 and No. 333-116834) of Wild Oats Markets, Inc. of our report dated March 8, 2004, except for Note 2 to the consolidated financial statements included in the Annual Report on Form 10-K for year ended January 1, 2005 (not presented herein), as to which date is March 31, 2005, relating to the consolidated financial statements, which appear in this Form 10-K for the year ended December 31, 2005.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Denver, Colorado

March 1, 2006